Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deswell Industries, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-110236, 333-130738, 333-147790 and 333-171314) of Deswell Industries, Inc. (the “Company”) of our report dated August 2, 2011, relating to the consolidated financial statements which appear in this Form 20-F.

 /s/ BDO Limited

BDO Limited

Hong Kong, July 16, 2013